UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	October 4, 2004

Openwave Systems Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-16073	94-3219054
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1400 Seaport Boulevard Redwood City, CA	94063
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(650) 480-8000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

The Registrant, Openwave Systems Inc. (“Openwave”) and Steve Peters entered into an amended and restated employment agreement on October 4, 2004. Under this agreement, Mr. Peters: (i) agreed to serve as Executive Vice President and Chief Administrative Officer, (ii) is entitled to an annual base salary of $300,000 and (iii) for the quarter ending December 31, 2004, will be eligible for a quarterly incentive cash compensation award targeted at 15% of his annual base salary (i.e., $45,000); and, thereafter for each six-month period, an incentive cash compensation award targeted at 30% of his annual base salary (i.e., $90,000 for each six-month period, at his current base salary). His actual incentive compensation shall be determined based upon a combination of the Company’s achievement level against financial and other performance objectives established by the Compensation Committee and the Compensation Committee’s assessment of his individual performance, and may result in a payment that is below, at, or above target. In addition, Mr. Peters, received (i) an option to purchase 200,000 shares of Openwave’s common stock with an exercise price equal to the fair market value on the date of grant (vesting ratably on a monthly basis over a three-year period commencing from August 30, 2004), and (ii) a restricted stock award of 160,000 shares of Openwave’s common stock (vesting ratably on an annual basis over the four year period commencing from August 30, 2004). The vesting of both the options and the restricted stock is contingent upon continued employment on the applicable vesting date. If Mr. Peters’ employment is terminated without Cause (as defined in the agreement), the next 40,000 shares under the restricted stock award due to vest within the next 12 months, if any such shares remain unvested, shall accelerate and vest automatically upon termination of employment.

Openwave and Allen Snyder entered into an amended and restated employment agreement on October 4, 2004. Under this agreement, Mr. Snyder: (i) agreed to serve as Executive Vice President, Server Business, (ii) is entitled to an annual base salary of $350,000 and (iii) for the quarter ending December 31, 2004, will be eligible for a quarterly incentive cash compensation award targeted at 25% of his annual base salary (i.e., $87,500); and thereafter, for each six-month period, an incentive cash compensation award targeted at 50% of his annual base salary (i.e., $175,000 for each six-month period, at his current base salary). His actual incentive compensation shall be determined based upon a combination of the Company’s achievement level against financial and other performance objectives established by the Compensation Committee and the Compensation Committee’s assessment of his individual performance, and may result in a payment that is below, at or above target. In addition, Mr. Snyder, received (i) an option to purchase 200,000 shares of Openwave’s common stock with an exercise price equal to the fair market value on the date of grant (vesting ratably on a monthly basis over a three-year period commencing from August 30, 2004), and (ii) a restricted stock award of 160,000 shares of Openwave’s common stock (vesting ratably on an annual basis over the four year period commencing from August 30, 2004). Mr. Snyder is also eligible to receive up to five additional restricted stock awards of 10,000 shares each based upon achievement of specific sales objectives established by the Compensation Committee, with each such additional award so granted vesting over four years in four equal installments of 2,500 shares on the first four anniversaries after the date of grant. The vesting of both the options and restricted stock is contingent upon continued employment on the applicable vesting date. If Mr. Snyder’s employment is terminated without Cause (as defined in the agreement), the next 40,000 shares under the 160,000 share restricted stock award due to vest and the next 2,500 shares under each 10,000 share additional award due to vest within the next 12 months, if any such shares remain unvested, shall accelerate and vest automatically upon termination of employment. If Mr. Snyder’s employment is terminated other than for Cause prior to October 1, 2008, then, in consideration for Mr. Snyder’s release of Openwave of any claims and agreement not to compete with Openwave, he will be entitled to receive 12 months of his base salary and target incentive cash bonus.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits

Exhibit No.	Description
10.1	Amended and Restated Employment Terms Letter Agreement by and between the Company and Steve Peters dated October 4, 2004.

10.2	Amended and Restated Employment Terms Letter Agreement by and between the Company and Allen Snyder dated October 4, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

OPENWAVE SYSTEMS INC.

By:	/s/ DOUGLAS P. SOLOMON
Name:	Douglas P. Solomon
Title:	Assistant Secretary

Date: October 8, 2004

EXHIBIT INDEX

Exhibit No.	Description
10.1	Amended and Restated Employment Terms Letter Agreement by and between the Company and Steve Peters dated October 4, 2004.

10.2	Amended and Restated Employment Terms Letter Agreement by and between the Company and Allen Snyder dated October 4, 2004.